NAME OF REGISTRANT:
Franklin Valuemark Funds
File No. 811-5583

EXHIBIT ITEM No. 77D(ii): Policies with respect to security investments

At a meeting held on December 9, 1997, the Board of Trustees of the Registrant approved the following resolutions:

	RESOLVED, that pursuant to Article III,
Section 6, of the Trust's Amended Agreement and Declaration of Trust, the name of the series of the Trust now designated as the Utility Equity Fund be, and it hereby is, changed to Global Utilities Securities Fund
(the "Fund"); and

	FURTHER RESOLVED, that the revisions to
the Fund's permissible investments and to the disclosure in the Trust's Prospectuses relating to the Fund as described and presented at this meeting be, and they hereby are, approved. Subject to such later revisions as may be approved by the Trust's officers and ratified by the Board, the revised prospectus disclosure shall include substantially the following:

Changes of Fund Name and Investment Policies.
On May 1, 1998, the Fund's name will change to "Global Utilities Securities Fund," and the Fund will be authorized to invest without limit in foreign securities. The Fund's current policy limiting foreign investments to 25% of net assets will no longer apply.

After the changes take place, the Fund will normally invest at least 65% of its total assets in issuers domiciled in at least three different countries, one of which may be the U.S. Under normal circumstances, the Fund is expected to invest a higher percentage of its assets in U.S. securities than in securities of any other single country.
The Fund's Manager believes that a global utilities fund may benefit from a wider selection of investment opportunities and greater diversification than a fund which invests primarily in securities of domestic utility companies.

The Fund's increasing investments in foreign securities will involve increasing risk.
Foreign securities involve greater risks than similar domestic securities due to currency fluctuations, market volatility, and economic, social and political uncertainty.
Investments in foreign developing markets involve heightened risks related to the smaller size and lesser liquidity of these markets. INVESTMENTS IN FOREIGN SECURITIES,
PARTICULARLY IN DEVELOPING MARKETS, INVOLVE
SPECIAL AND ADDITIONAL RISKS WHICH ARE
DISCUSSED IN THE PROSPECTUS UNDER
"HIGHLIGHTED RISK CONSIDERATIONS, FOREIGN
SECURITIES" AND IN THE STATEMENT OF
ADDITIONAL INFORMATION.

The Fund will continue to invest primarily in securities of issuers in the public utilities industry, as defined in the prospectus, and its other investment policies and restrictions will remain the same.